EVERSPIN TECHNOLOGIES, INC.

5670 W. Chandler Boulevard, Suite 100

Chandler, Arizona 85226

November 12, 2020

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F. Street, N.E.

Washington, D.C. 20549

Re:	Everspin Technologies, Inc.
Registration Statement on Form S-3
File No. 333-249891
Request for Acceleration of Effectiveness

Ladies and Gentlemen:

Pursuant to Rule 461 of the General Rules and Regulations under the Securities Act of 1933, as amended, Everspin Technologies, Inc. (the “Registrant”) hereby requests that the above-referenced Registration Statement be declared effective by the Securities and Exchange Commission at 4:00 p.m., Eastern Time, on Monday, November 16, 2020, or as soon thereafter as practicable.

The Registrant hereby authorizes Daniel M. Mahoney, of Snell & Wilmer L.L.P., to orally modify or withdraw this request for acceleration.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

EVERSPIN TECHNOLOGIES, INC.

By:	/s/ Daniel Berenbaum
Name:	Daniel Berenbaum
Title:	Chief Financial Officer